EXHIBIT 3(i)(d)

ARTICLES OF AMENDMENT TO THE AMENDED ARTICLES OF INCORPORATION OF OPENLiMiT, INC.

Pursuant to the provisions of Title XXXVI, Chapter 607.1006 of the Florida Statutes, the undersigned corporation, OPENLiMiT, Inc. adopts the following Articles of Amendment to its Amended Articles of Incorporation.

The following amendments to the Articles of Incorporation dated August 28, 1989 were adopted by a majority of the stockholders of the corporation on August 10, 2007 to change the name of the corporation and to increase the number of authorized preferred shares effective August 24, 2007.

The first amendment deletes the language of Article I in its entirety providing for a new Article I as follows below:

“ARTICLE I

NAME

The name of this corporation is SUNVESTA, INC.”

The second amendment deletes the language of Article III in its entirety providing for a new Article III as follows below:

“ARTICLE III

AUTHORIZED SHARES

The capital stock of this corporation shall consist of 200,000,000 shares of common stock having a par value of $0.01 per share and 50,000,000 shares of preferred stock having a par value of $0.01 per share.

The preferred stock may be issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations, restrictions thereof, as shall be stated and expressed in the resolution or resolutions provided for the issuance of such preferred stock adopted by the Board of Directors pursuant to the authority in this paragraph given.”

The number of shares of the corporation outstanding at the time these amendments were adopted and the number of shares entitled to vote thereon was 70,000,000. The number of shares voted for the amendment to Article I was 49,425,577. The number of shares voted for the amendment to Article III was 39,510,910. The number of votes cast for both amendments by the stockholders was sufficient for approval of same.

The name change to SunVesta, Inc. and the increase in authorized preferred shares to 50,000,000 par value $0.01 shall be effective on August 24, 2007 on filing of these amendments to the Amended Articles of Incorporation of OPENLiMiT, Inc. with the Florida Secretary of State.

Dated August 10, 2007

/s/ Henry Dattler

Henry Dattler

Chief Executive Officer and Director